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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 9, 1999 which appears on page 45 of Mattson Technology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated April 15, 1999 which appears on page 14 of Mattson Technology, Inc.'s Current Report on Form 8-K/A filed May 6, 1999 relating to the financial statements of Concept Systems Design, Inc. as of and for the year ended June 30, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 3, 1999